CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

As successor to the registered public accounting firm of Aidman, Piser & Company, P.A., we consent to the reference to Aidman, Piser & Company, P.A. under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of BioDelivery Sciences International, Inc., dated February 6, 2009, for the registration of 2,069,826 shares of its common stock, and to the incorporation by reference therein of the report of Aidman, Piser & Company, P.A., dated March 7, 2008, with respect to the consolidated financial statements of BioDelivery Sciences International, Inc. and subsidiaries included in its Form10-K filed March 7, 2008 with the Securities and Exchange Commission.

/s/ CHERRY, BEKAERT & HOLLAND, L.L.P.

Tampa, Florida February 6, 2009